Exhibit 99.1

Cray/Media:	Investors:
Steve Conway	Victor Chynoweth
651/592-7441	206/701-2094
sttico@aol.com	vic@cray.com
CRAY INC. REPORTS UPDATED OUTLOOK FOR 2007
SEATTLE, WA — June 4, 2007 — Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced that due to recent information with respect to the timing of volume parts availability, the company now believes that 2007 revenue associated with quad-core Cray XT4TM systems will likely be less than previously anticipated. Cray continues to anticipate deliveries of quad-core Cray XT4 systems and upgrades to begin during the fourth quarter of 2007; however, the timing is such that most or all of the planned acceptances, and associated revenue recognition, will likely be deferred until early 2008.
Cray’s last outlook, dated May 3, 2007, noted that anticipated revenues from quad-core Cray XT4 systems and upgrades were an important factor within the company’s overall revenue plan for the year, and a key risk. While there continues to be a wide range of potential outcomes, total revenue for 2007 is now likely to be at or below $200 million, and consequently, there is an increased probability that the company will not achieve profitability for the year.
“We are disappointed with the implications of this change in timing to our Cray XT4 system rollout schedule and the impact on our 2007 outlook,” stated president and CEO Peter Ungaro. “Two of our most important goals have been to grow and achieve profitability, both of which are now in jeopardy for 2007. We are actively working to achieve the best results possible for 2007 and continue to work to establish the foundation for longer-term sustained profitability and growth.”
About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These factors include fluctuating quarterly operating results; reliance on third-party suppliers, including potential delays in availability of qualified parts from suppliers and their competitiveness with other suppliers; the technical challenges of developing high performance computing systems, including potential delays in development projects, such as the quad-core Cray XT4, Cray XMT and BlackWidow systems; lower margins and operating results due to many variables including pricing pressure; anticipated revenue subject to complex revenue recognition rules; the successful porting of application programs to Cray computer systems; Cray’s ability to keep up with rapid technological change; Cray’s ability to compete against larger, more established companies and innovative competitors; and general economic and market conditions. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
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Cray is a registered trademark, and Cray XT4, Cray XMT and Cray XT3 are trademarks of Cray Inc. All other trademarks are the property of their respective owners.